Exhibit 99.1

PRESS RELEASE

Neoware Reports Estimated Fourth Quarter Revenues

KING OF PRUSSIA, Pa., June 29, 2006 -- Neoware, Inc. (Nasdaq: NWRE), the leading supplier of thin client software and devices, today reported its expectation of revenues for its fiscal fourth quarter ended June 30, 2006.

Based upon the Company’s present status of orders shipped and expected to be shipped by June 30, 2006, revenues for the quarter ended June 30, 2006 are expected to be in the range of $23 to $24 million, or possibly slightly higher, compared to $23 million in the prior year June quarter. Revenues for the fiscal year ended June 30, 2006 are expected to be in the range of approximately $107 to $108 million, compared to $79 million in the prior fiscal year.

Revenues for the June quarter were impacted by lower than expected sales to certain existing customers in the US and Europe during the last two weeks of the quarter. Sales growth from new customers did not increase enough to offset these lower than expected sales to existing customers. The Company remains confident in its market and opportunity. Management and the Company’s Board are working together to finalize a 2007 operating plan which contains initiatives designed to increase sales to existing customers and generate increased sales to new customers. We anticipate that the plan will be completed and approved by the Board within the next few weeks.

Neoware will host a conference call at 4:00 PM EDT on July 13, 2006 to discuss revenues for the fourth quarter and these new initiatives. The conference call will be available live at www.vcall.com and on the Neoware website at www.neoware.com. To participate, please go to the website 10 minutes prior to the call to register, download and install any necessary audio software. If you are unable to attend the live conference call, an Internet replay of the call will be archived and available after the call.

The call will also be accessible by dialing 1-800-974-9436 in the US and +1-641-297-7617 for international calls. A replay of the call will be available through August 13, 2006 by dialing 1-800-645-7959 in the US and +1-973 854-1361 for international calls. A copy of the press release announcing the Company's earnings and other financial and statistical information about the period to be presented in the conference call will be available at the section of the Company's website entitled "News" at www.neoware.com.

About Neoware

Neoware, Inc. (Nasdaq:NWRE), provides enterprises throughout the world with thin client computing devices, software that turns PCs into thin clients, and services that adapt thin client technology to virtually any enterprise computing environment. Neoware's software powers, manages and secures thin client devices and traditional personal computers, enabling them to run Windows(r) and Web applications across a network, stream operating systems on demand, and connect to mainframes, mid-range, UNIX and Linux systems. Headquartered in King of Prussia, PA, USA, Neoware has offices in Australia, Austria, China, France, Germany, and the United Kingdom. Neoware's products are available worldwide from select, knowledgeable resellers, as well as via its partnerships with IBM, Lenovo and ClearCube. Neoware can be reached by email at info@neoware.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: the anticipated revenues for the quarter ended June 2006 and the 2006 fiscal year; our 2007 fiscal year operating plan; and our confidence in our market and opportunity. These forward-looking statements involve risks and uncertainties. Factors that could cause our actual results to differ materially from those predicted in such forward-looking statements include: the final determination of the company’s financial performance for the fiscal year and quarter ending June 30, 2006; the final operating plan for the 2007 fiscal year; the successful implementation of the 2007 operating plan; our inability to manage our expanded organization; our inability to successfully integrate our recent acquisitions; the timing and receipt of future orders; our timely development and customers' acceptance of our products; pricing pressures; rapid technological changes in the industry; growth of the thin client segment of the PC market; our ability to maintain our partnerships; our dependence on our suppliers and distributors; increased competition; our continued ability to sell our products through Lenovo to IBM's customers; our ability to attract and retain qualified personnel; adverse changes in customer order patterns; our ability to identify and successfully consummate and integrate future acquisitions; adverse changes in general economic conditions in the U. S. and internationally; risks associated with foreign operations; and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for the year ended June 30, 2005 and Forms 10-Q for the quarters ended September 30, 2005, December 31, 2005 and March 31, 2006.

Neoware is a trademark of Neoware, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.

CONTACT:
Neoware, Inc.
Keith Schneck, CFO
(610) 277-8300
invest@neoware.com